Exhibit 99.1

Harbor Custom Development, Inc. Enters into Purchase and Sale Agreement for 145 Undeveloped Lots in Belfair, WA.

Continues the Company’s Residential Expansion in (North) Mason County

Gig Harbor, Washington, Sept. 17, 2020 (GLOBE NEWSWIRE) – Harbor Custom Development, Inc. (“Harbor” or the “Company”), (NASDAQ: HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced that it has entered into a fully executed Purchase and Sale Agreement to acquire 48 acres currently in the entitlement process for 145 undeveloped lots located in Belfair, Washington. The purchase price for the acquisition will be $3.915M and closing is expected to take place upon preliminary plat approval on or before March 15, 2021.

The Belfair site, known as Olympic Ridge, represents Harbor’s continued expansion into (North) Mason County, which is adjacent to Kitsap County, where Harbor continues to develop numerous single-family residential communities as it has over the last six years. Belfair is approximately 20 minutes from the Kitsap Naval Base, a major contributor to a robust defense economy with approximately 40,000 employees tied to the military and defense industry in the area. Harbor’s current plans for the site would result in the largest new single-family subdivision constructed in Mason County in the last decade.

“The opportunity to expand our footprint in Mason County was extremely attractive to us due to our intimate knowledge of the surrounding area that has been a key to our success,” stated Sterling Griffin, CEO and President of Harbor. “Belfair offers families traditional suburban and rural settings for home ownership while providing the convenience of a short commute to major employment opportunities. The Olympic Ridge property is only a 20-minute commute to downtown Bremerton and the west coast’s largest Naval Base, and 45 minutes to Tacoma’s urban corridor. Given the location, size, and purchase price of the property, we are excited to take this next step and add the Olympic Ridge acquisition to our portfolio of properties.”

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974